Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TCW Special Purpose Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 4, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of TCW Special Purpose Acquisition Corp. as of December 31, 2020 and for the period from December 21, 2020 (inception) through December 31, 2020 appearing in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on February 4, 2021 (File No. 333-252775), of TCW Special Purpose Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

March 1, 2021